Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294885

PROSPECTUS

Relmada Therapeutics, Inc.

33,685,096 Shares of Common Stock

This prospectus relates to the resale of up to 33,685,096 shares of Relmada Therapeutics, Inc. (the “Company,” “we,” “our,” or “us”) common stock, par value $0.001 per share (“common stock”), by the selling stockholders listed in this prospectus or their permitted transferees, consisting of (i) 29,474,569 shares of common stock issued in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement entered into on March 9, 2026 and (ii) 4,210,527 shares of common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued in the Private Placement.

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders, or their permitted transferees or other successors-in-interest, may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 10 of this prospectus for more information on how the selling stockholders may sell the shares of common stock pursuant to this prospectus.

We will pay the expenses incurred in registering the resale of the shares of common stock, including legal and accounting fees. See “Plan of Distribution” on page 10 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Capital Market under the symbol “RLMD.” The last reported sale price for our common stock on April 8, 2026 as quoted on the Nasdaq Capital Market was $7.01 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and the documents incorporated by reference into this prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2026.

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ABOUT THIS PROSPECTUS

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

Throughout this prospectus, when we refer to the selling stockholders, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise stated or unless the context otherwise requires, references to “Relmada,” “Company,” “we,” “us,” “our” or similar references mean Relmada Therapeutics, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to develop, obtain regulatory approval for and commercialize our product candidates;

●	the timing of future investigational new drug (“IND”) submissions, initiation of preclinical studies and clinical trials, and timing of expected clinical results for our product candidates;

●	our success in early preclinical studies, which may not be indicative of results obtained in later studies or clinical trials;

●	the outbreak of public health emergencies, epidemics, pandemics, which could adversely impact our business, including our preclinical studies and any future clinical trials;

●	the potential benefits of our product candidates;

●	our ability to identify patients with the diseases treated by our product candidates, and to enroll patients in clinical trials;

●	the success of our efforts to expand our pipeline of product candidates and develop marketable products through the use of our potential therapeutic modalities;

●	our expectations regarding collaborations and other agreements with third parties and their potential benefits;

●	our ability to obtain, maintain and protect our intellectual property;

●	our reliance upon intellectual property licensed from third parties;

●	impacts of increased trade tariffs, import quotas or other trade restrictions or measures taken by the United States and other countries, including the recent and potential changes in U.S. trade policies that may be made by the Trump presidential administration;

●	our ability to identify, recruit and retain key personnel;

●	our financial performance;

●	developments or projections relating to our competitors or our industry;

●	the impact of laws and regulations; and

●	other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2026, as well as any amendments thereto filed with the SEC. Additional factors are discussed under the caption “Risk Factors” in this prospectus and any free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus.

Overview

We are a publicly traded, clinical-stage biotechnology company. We substantially redesigned our development programs following a comprehensive strategic review in late 2024 and early 2025. We concluded in our review that the most promising path to create shareholder value was to lever our extensive drug development expertise and clinical operations capabilities by acquiring new development candidates, while terminating further work on esmethadone (d-methadone, dextromethadone or REL-1017). Hence we accelerated ongoing efforts to augment our development pipeline while diversifying its risk, which culminated in the licensing of NDV-01, a novel delivery formulation of a chemotherapy regimen widely used to treat non muscle-invasive bladder cancer (NMIBC) that is currently in Phase 2, and the acquisition of sepranolone, a Phase 2b-ready neurosteroid with potential applications in Prader-Willi syndrome (PWS), Tourette Syndrome (TS), essential tremor and other diseases related to excessive GABAergic activity.

Following the 2024 REL-1017 setback and subsequent post hoc analyses, the program was terminated effective July 7, 2025.

We also had been developing REL-P11, a modified-release formulation of psilocybin, as an investigational agent for the treatment of metabolic disease. Effective May 12, 2025, this program was terminated.

Currently, our lead product, NDV-01 is a novel, controlled-release intravesical formulation of gemcitabine and docetaxel. NDV-01 is currently in a Phase 2 clinical trial in Israel to assess its safety and efficacy in patients with aggressive forms of NMIBC. We intend to develop NDV-01 for two separate indications: (1) the treatment of high-risk, 2nd line Bacillus Calmette-Guérin (BCG)-unresponsive NMIBC and (2) the treatment of intermediate risk patients in the adjuvant setting. We expect to initiate Phase 3 programs for each indication mid-2026.

Our second product, sepranolone is a novel neurosteroid epimer of allopregnanolone. Sepranolone is being developed for the potential treatment of PWS, TS, essential tremor and other diseases related to excessive GABAergic activity. We expect to initiate a Phase 2b study in PWS mid-2026.

Recent Developments

Private Placement

On March 9, 2026, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for the Private Placement with certain institutional and accredited investors (each, a “Purchaser” and collectively, the “Purchasers”). The Private Placement closed on March 11, 2026.

Pursuant to the Securities Purchase Agreement, the Purchasers purchased, for an aggregate purchase price of approximately $160.0 million, an aggregate of (i) 29,474,569 shares of our common stock at a price of $4.75 per share and (ii) Pre-Funded Warrants to purchase up to 4,210,527 shares of common stock at a price of $4.749 per Pre-Funded Warrant, which represents the per share purchase price for the shares of common stock less the $0.001 per share exercise price for each such Pre-Funded Warrant. We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes, which includes the advancement of research and development of our product candidates. For additional information regarding the issuances of the shares of common stock and Pre-Funded Warrants, see “Description of the Transaction” below.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our principal executive offices are located at 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134 and our telephone number is +1-786-629-1376. Our website address is www.relmada.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus. The information on our website is not part of this prospectus.

THE OFFERING

Registered shares of common stock offered for resale by the selling stockholders	33,685,096 shares of common stock, consisting of (i) 29,474,569 shares of common stock issued in the Private Placement pursuant to the Securities Purchase Agreement and (ii) 4,210,527 shares of common stock issuable upon the exercise of Pre-Funded Warrants issued in the Private Placement.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Terms of this offering	The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and under similar headings in the other documents that are incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	Our common stock is currently listed on The Nasdaq Capital Market under the symbol “RLMD.”

RISK FACTORS

Before purchasing any of the securities, you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026 (the “Annual Report”), and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

DESCRIPTION OF THE TRANSACTION

On March 9, 2026, we entered into a Securities Purchase Agreement for the Private Placement with certain institutional and accredited investors. Pursuant to the Securities Purchase Agreement, the Purchasers purchased, for an aggregate purchase price of approximately $160.0 million, an aggregate of (i) 29,474,569 shares of our common stock, par value $0.001 per share, at a price of $4.75 per Share and (ii) Pre-Funded Warrants to purchase up to 4,210,527 shares of common stock (the “Pre-Funded Warrant Shares”) at a price of $4.749 per Pre-Funded Warrant, which represents the per share purchase price for the shares of common stock less the $0.001 per share exercise price for each such Pre-Funded Warrant. The shares of common stock were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). We relied on this exemption from registration based in part on representations made by the accredited investors in the Securities Purchase Agreement. We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes, which includes the advancement of research and development of our product candidates. The Private Placement closed on March 11, 2026 (the “Closing”).

Each of the Pre-Funded Warrants was immediately exercisable, has an exercise price of $0.001 and may be exercised at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 9.99% (or, at the election of the purchaser, 4.99%) of the number of shares of the common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 9.99% by providing at least 61 days’ prior notice to us.

Also on March 9, 2026, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers. Pursuant to the Registration Rights Agreement, we have agreed to prepare and file, as promptly as reasonably practicable and in any event no later than the later of (x) 45 days after the Closing and (y) one business day after we file our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Filing Deadline”), one or more registration statements with the SEC to register for resale the shares of common stock and the Pre-Funded Warrant Shares, and to cause the applicable registration statements to become effective within the time periods set forth in the Registration Rights Agreement (the “Effectiveness Deadline”). The registration statement of which this prospectus forms a part is being filed to satisfy such obligations under the Registration Rights Agreement.

In the event the registration statement has not been declared effective by the SEC by the Effectiveness Deadline, subject to certain limited exceptions, we have agreed to make pro rata payments to each Purchaser as liquidated damages in an amount equal to 1.0% of the aggregate amount paid pursuant to the Securities Purchase Agreement by such Purchaser, per 30-day period or pro rata for any portion thereof for each such 30-day period during which such event continues, subject to certain caps set forth in the Registration Rights Agreement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders under this prospectus or their permitted transferees are those previously issued to the selling stockholders or are underlying Pre-Funded Warrants previously issued to the selling stockholders. For additional information regarding the issuances of the shares of common stock, see “Description of the Transaction” above. We are registering the shares of common stock in order to permit the selling stockholders or their permitted transferees to offer the shares for resale from time to time. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees. Except for the ownership of the securities issued pursuant to the Securities Purchase Agreement, neither the selling stockholders, nor any persons (entities or natural persons) who have control over the selling stockholder, have held any position or office, or have otherwise had any material relationship with us or any of our subsidiaries within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, including its ownership of the shares of common stock, as of March 20, 2026.

The third column lists the shares of common stock being offered under this prospectus by the selling stockholders. This prospectus generally covers the resale of the number of shares of common stock issued to the selling stockholders in the Private Placement as described above under “Description of the Transaction” as of the trading day immediately preceding the applicable date of determination. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Offered by this Prospectus	Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering (%) (1)
Venrock Healthcare Capital Partners EG, L.P. (2)	3,632,826	3,341,970	290,856	*
Venrock Healthcare Capital Partners III, L.P. (3)	846,637	789,605	57,032	*
Venrock Co-Investment Holdings III, LLC (4)	84,645	78,952	5,693	*
Commodore Capital Master LP (5)	4,658,508	4,210,527	447,981	*
Janus Henderson Biotech Innovation Master Fund Limited (6)	9,167,805	2,946,489	6,221,316	5.93
Janus Henderson Biotech Innovation Master Fund II Limited (7)	1,850,558	632,459	1,218,099	1.16
RA Capital Healthcare Fund, L.P. (8)	2,947,369	2,947,369	-	-
OrbiMed Genesis Master Fund, L.P. (9)	2,699,587	1,399,187	1,300,400	1.24
The Biotech Growth Trust PLC (10)	2,016,277	706,077	1,310,200	1.25
Atlas Private Holdings (Cayman) Ltd. (11)	2,105,264	2,105,264	-	-
Spruce Street Capital Master Fund LP(12)	5,154,720	1,388,727	3,765,993	3.59
Map 852 SP, A Segregated Portfolio of Map Institutional SPC(13)	1,107,394	295,483	811,911	*
Squadron Master Fund LP(14)	9,796,614	1,474,571	8,322,043	7.93
Adage Capital Partners LP(15)	4,763,158	1,263,158	3,500,000	3.34
Seligman Healthcare Spectrum (Master) Fund(16)	2,288,947	1,177,544	1,111,403	1.06
Persistent Asset Global Select Fund SPC(17)	115,309	85,614	29,695	*
MW XO Health Innovations Fund II(18)	210,526	210,526	-	-
Marshall Wace Investment Strategies – Eureka Fund(19)	1,052,632	1,052,632	-	-
Braidwell Partners Master Fund LP(20)	842,106	842,106	-	-
Soleus Capital Master Fund, L.P.(21)	842,106	842,106	-	-
Biomedical Value Fund, L.P.(22)	555,790	555,790	-	-
Biomedical Offshore Value Fund, Ltd.(23)	286,316	286,316	-	-
Eventide Healthcare & Life Sciences Fund(24)	842,106	842,106	-	-
Boxer Capital Master Fund, LP(25)	842,106	842,106	-	-
Seven Fleet Partners, LP(26)	421,052	421,052	-	-
Point72 Associates, LLC(27)	533,049	421,052	111,997	*
ADAR1 Partners, LP(28)	372,103	366,315	5,788	*
Spearhead Insurance Solutions IDF, LLC – Series ADAR1(29)	54,737	54,737	-	-
Woodline Master Fund LP(30)	421,052	421,052	-	-
Integrated Core Strategies (US) LLC(31)	3,371,178	315,789	3,055,389	2.91
Driehaus Life Sciences Master Fund, L.P. (32)	1,611,884	231,205	1,380,679	1.32
Driehaus Life Sciences (QP) Fund, L.P.(33)	583,911	84,584	499,327	*
SummitTX Master, SPC – SummitTX Alpha SP(34)	21,942	21,942	-	-
SummitTX Master, SPC – SummitTX Apex SP(34)	22,382	22,382	-	-

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Offered by this Prospectus	Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering (%) (1)
SummitTX Pinnacle Master, L.P.(34)	40,225	40,225	-	-
CM Sub-Advised Fund 2 Ltd.(34)	98,382	98,382	-	-
Riverview Omni Master Fund LP(34)	131,175	131,175	-	-
Seven Grand Partners LLC(34)	1,682	1,682	-	-
Diadema Partners Master Fund LP(35)	96,392	46,263	50,129	*
Diadema Partners Strategic Fund LP(36)	173,346	84,669	88,677	*
Persistent Asset Global Select Fund SPC(37)	123,303	60,046	63,257	*
Valence8 Diversified (US) LLC(38)	39,949	19,547	20,402	*
Ally Bridge Medalpha Master Fund L.P. (39)	210,525	210,525	-	-
Routeburn Capital LP(40)	210,525	210,525	-	-
Burkehill Master Fund LP(41)	105,263	105,263	-	-

*	Represents less than 1%

(1)	Percentage is based on 104,888,233 shares of common stock outstanding as of March 20, 2026.

(2)

VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of Venrock Healthcare Capital Partners EG, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(3)

VHCP Management III, LLC (“VHCPM”) is the sole general partner of Venrock Healthcare Capital Partners III, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(4)

VHCPM is the sole manager of VHCP Co-Investment Holdings III, LLC. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(5)

Includes (i) 447,981 shares of common stock and (ii) 4,210,527 shares of common stock issuable upon exercise of Pre-Funded Warrants. The Pre-Funded Warrants held by Commodore are subject to a beneficial ownership limitation of 9.99%. Commodore Capital LP is the investment manager to Commodore Capital Master LP (“Commodore Master”) and may be deemed to beneficially own the securities held by Commodore Master. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these securities. Commodore Capital LP and Commodore Master have shared voting and dispositive power with respect to these securities. The address of Commodore Capital LP and Commodore Master is 444 Madison Avenue, 35th Floor, New York, NY 10022.

(6)	Andrew Acker, Daniel S. Lyons and Agustin Mohedas have voting and dispositive power over the securities held by Janus Henderson Biotech Innovation Master Fund Limited.

(7)	Andrew Acker, Daniel S. Lyons and Agustin Mohedas have voting and dispositive power over the securities held by Janus Henderson Biotech Innovation Master Fund II Limited.

(8)

RA Capital Management, L.P. (“RACM”) is the investment manager for RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RACM is RA Capital Management GP, LLC (“RACM GP”), of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RACM, RACM GP, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. RACM, RACM GP, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(9)	Securities are held of record by OrbiMed Genesis Master Fund, L.P. (“Genesis”). OrbiMed Genesis GP LLC (“Genesis GP”) is the general partner of Genesis. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of Genesis GP. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by Genesis, except to the extent of its or his pecuniary interest therein if any.

(10)	Securities are held of record by The Biotech Growth Trust PLC (“BIOG”). OrbiMed Capital LLC (“OrbiMed Capital”) is the portfolio manager of BIOG. OrbiMed Capital exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by BIOG, except to the extent of its or his pecuniary interest therein if any.

(11)

Balyasny Asset Management L.P. is the investment adviser of Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the securities held by Atlas Private Holdings (Cayman) Ltd. The address for Atlas Private Holdings (Cayman) Ltd. and Balyasny Asset Management L.P. is 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(12)	Alex Rosen and Simon Basseyn have voting and dispositive power over the securities held by Spruce Street Capital Master Fund LP.

(13)	Alex Rosen and Simon Basseyn have voting and dispositive power over the securities held by Map 852 SP, A Segregated Portfolio of Map Institutional SPC.

(14)	William Fred Blank, III has voting and dispositive power over the securities held by Squadron Master Fund LP.

(15)	Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(16)	Columbia Management Investment Advisers, LLC serves as investment manager to Seligman Healthcare Spectrum (Master) Fund (“SHS Master”). Kosta Kleyman, portfolio manager of SHS Master, may be deemed to exercise ultimate investment power of the securities held by SHS Master.

(17)	Columbia Management Investment Advisers, LLC serves as investment manager to Persistent Asset Global Select Fund SPC - Persistent Asset X Segregated Portfolio. Kosta Kleyman, portfolio manager of Persistent Asset X Segregated Portfolio, may be deemed to exercise ultimate investment power of the securities held by Persistent Asset X Segregated Portfolio.

(18)	Marshall Wace North America L.P. is the investment manager to MW XO Health Innovations Fund II (“MW Fund II”) and has voting and dispositive power over the securities held by MW Fund II.

(19)	Marshall Wace LLP is the investment manager to Marshall Wace Investment Strategies - Eureka Fund (“Eureka Fund”) and has voting and dispositive power over the securities held by Eureka Fund.

(20)	Alexander T. Karnal and Brian Kreiter have voting and dispositive power over the securities held by Braidwell Partners Master Fund LP.

(21)

The shares of common stock represented in the table above are held directly by Soleus Capital Master Fund, LP (“Soleus Master Fund”). Soleus Capital, LLC is the sole general partner of Soleus Master Fund; Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC; Soleus Capital Management, L.P. (“SCM”) is the investment manager for Soleus Master Fund; and Soleus GP, LLC is the sole general partner of SCM. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus Capital, LLC, Soleus Capital Group, LLC, SCM, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of the shares of common stock held directly by Soleus Master Fund, except to the extent of their pecuniary interest therein. The address for each of these entities and individuals is 100 Field Point Road, Suite 200, Greenwich, CT 06830.

(22)	Jeffrey R. Jay and Lillian Nordahl have voting and dispositive power over the securities held by Biomedical Value Fund, L.P.

(23)	Jeffrey R. Jay and Lillian Nordahl have voting and dispositive power over the securities held by Biomedical Offshore Value Fund, Ltd.

(24)	Finny Kuruvilla has voting and dispositive power over the securities held by Mutual Fund Series Trust, on behalf of Eventide Healthcare & Life Sciences Fund.

(25)	Aaron Davis has voting and dispositive power over the securities held by Boxer Capital Master Fund, LP.

(26)	Brian Liu and Rod Lim have voting and dispositive power over the securities held by Seven Fleet Partners, LP.

(27)	Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities.

(28)	Daniel Schneeberger has voting and dispositive power over the securities held by ADAR1 Partners, LP.

(29)	Daniel Schneeberger has voting and dispositive power over the securities held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1.

(30)	Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of the Fund is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

(31)

Integrated Core Strategies (US) LLC (a selling stockholder) beneficially owned an aggregate of 3,371,178 shares of common stock (consisting of: (a) 315,789 shares of common stock which were acquired in the Private Placement, and (b) 3,055,389 shares of common stock which were acquired separately from the Private Placement). This table does not include: (i) 404,145 shares of common stock beneficially owned by ICS Opportunities II LLC; (ii) 581,059 shares of common stock beneficially owned by ICS Opportunities, Ltd.; and (iii) 20,318 shares of the common stock beneficially owned by Integrated Assets, Ltd., all of which were acquired separately from the Private Placement. ICS Opportunities II LLC, ICS Opportunities, Ltd. and Integrated Assets, Ltd. are affiliates of Integrated Core Strategies (US) LLC. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(32)

Driehaus Capital Management LLC (“DCM”) serves as investment manager to Driehaus Life Sciences Master Fund, L.P. (“Master Fund”). Michael Caldwell, portfolio manager of DCM and Alex Munns, assistant portfolio manager of DCM have voting and dispositive power over the securities held by Master Fund. Both Mr. Caldwell and Mr. Munns disclaim beneficial ownership of the securities held by Master Fund.

(33)

Driehaus Capital Management LLC (“DCM”) serves as investment manager to Driehaus Life Sciences QP Fund, L.P. (“QP Fund”). Michael Caldwell, portfolio manager of DCM and Alex Munns, assistant portfolio manager of DCM have voting and dispositive power over the securities held by QP Fund. Both Mr. Caldwell and Mr. Munns disclaim beneficial ownership of the securities held by QP Fund.

(34)

The securities listed above may be deemed to be beneficially owned by Seven Grand Managers, LLC (“Seven Grand”) by virtue of investment discretion granted by certain investment management agreements and/or sub-advisory agreements.  Mr. Chris Fahy is the managing member of Seven Grand.  Each of Seven Grand, its affiliates, and Mr. Fahy disclaim ownership of such securities.

(35)	Timothy Beau Bassett, Chief Investment Officer of Diadema Partners LP (“Diadema”) has voting and dispositive power over the securities held by Diadema Partners Master Fund LP.

(36)	Timothy Beau Bassett, Chief Investment Officer of Diadema has voting and dispositive power over the securities held by Diadema Partners Strategic Fund LP.

(37)	Timothy Beau Bassett, Chief Investment Officer of Diadema has voting and dispositive power over the securities held by Persistent Asset Global Select Fund SPC.

(38)	Timothy Beau Bassett, Chief Investment Officer of Diadema has voting and dispositive power over the securities held by Valence8 Diversified (US) LLC.

(39)	Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of Ally Bridge Group (NY) LLC, which manages investments of Ally Bridge MedAlpha Master Fund L.P. (“MedAlpha”). As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership.

(40)	Yuanyuan Hua has voting and dispositive power over the securities held by Routeburn Capital LP.

(41)

Burkehill Global Management, LP (“Burkehill”) serves as investment manager to Burkehill Master Fund LP, a Cayman Islands exempted limited partnership (“Admiral Fund”). As such, Burkehill has been granted investment discretion over the securities owned by the Admiral Fund. Christopher Rich serves as Managing Partner of Burkehill, the Managing Member of Burkehill Global LLC (“Burkehill GP”), the general partner of Burkehill, and the Managing Member of Burkehill Fund GP LLC (“Burkehill Fund GP”), the general partner of the Admiral Fund. Each of Burkehill, Burkehill GP, Burkehill Fund GP and Mr. Rich disclaim beneficial ownership of the securities held by the Admiral Fund except to the extent of their or its pecuniary interest therein. The address for the Admiral Fund is c/o Burkehill Global Management, LP, 280 Park Avenue, New York, NY 10017.

Sales of our common stock by the selling stockholders or their permitted transferees, if any, will not affect the rights or privileges of our other existing stockholders because our total outstanding shares of common stock will not change as a result of any such sales by the selling stockholders identified herein or their permitted transferees.

USE OF PROCEEDS

The shares of common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sales of the shares of common stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Pre-Funded Warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We have authorized 350,000,000 shares of capital stock, par value $0.001 per share, of which 150,000,000 are shares of common stock and 200,000,000 are shares of preferred stock, 3,500,000 of which are designated Class A Convertible Preferred Stock. As of March 20, 2026, there were 104,888,233 shares of common stock issued and outstanding. There are no shares of preferred stock issued and outstanding.

The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Our directors are divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Authorized Preferred Stock

As of March 20, 2026, there were no shares of Class A Convertible Preferred Stock issued and outstanding.

The rights and preferences of our Class A Convertible Preferred Stock include the following:

Liquidation Preference

In the event of any dissolution, liquidation or winding up of our Company, whether voluntary or involuntary, the holders of our Class A Convertible Preferred Stock are entitled to participate in any distribution out of our assets on an equal basis per share with the holders of our common stock.

Dividends

The Class A Convertible Preferred Stock is, with respect to dividend rights, entitled to two times the amount of any dividend granted by our board of directors to the holders of our common stock.

Conversion

Optional Conversion. Subject to certain exceptions, each share of Class A Convertible Preferred Stock is convertible at the option of the holder and without the payment of additional consideration by the holder, at any time, into shares of our common stock at a conversion rate of one share of our common stock for every one share of our Class A Convertible Preferred Stock. However, a holder of our Class A Convertible Preferred Stock cannot convert shares of our Class A Convertible Preferred Stock to shares of our common stock if such conversion would cause the holder or any “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of which such holder is or deemed to be a part, to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) more than 9.9% of the number of shares of our common stock listed as outstanding in our most recent public filing with the SEC prior to us receiving the conversion demand.

Automatic Conversion. Subject to the limitation on conversion described above, on the first day of each month until there are no shares of our Class A Convertible Preferred Stock outstanding, each share of our Class A Convertible Preferred Stock will convert without the payment of additional consideration by a holder into shares of our common stock on the automatic conversion date at a conversion rate of one share of our common stock for every one share of our Class A Convertible Preferred Stock.

Voting

The holders of our Class A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of the holders of our common stock, including the election of directors.

Other Series of Preferred Stock We May Issue

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our Company by replacing our board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) representing 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination law would discourage parties interested in taking control of our company if they cannot obtain the approval of our board of directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company has elected to not be governed by the Nevada business combination provisions.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more, but less than one-third, (b) one-third or more, but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have opted out of the control share statutes, and, provided the “opt out” election remains in place, we will not be subject to the control share statutes.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “RLMD.”

Transfer Agent

The transfer agent and registrar for our common stock is Empire Stock Transfer Inc. The transfer agent’s address 1859 Whitney Mesa Dr., Henderson, NV 89014, and its telephone number is (702) 818-5898.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Holland & Hart LLP, Denver, Colorado.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2025, incorporated in this prospectus by reference to our Annual Report on Form 10-K filed with the SEC on March 19, 2026, have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of and for the year ended December 31, 2024, incorporated in this prospectus by reference to our Annual Report on Form 10-K filed with the SEC on March 19, 2026, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.relmada.com.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC’s Internet site. The registration statement and the documents referred to below under the section titled “Incorporation of Certain Information by Reference” are also available on our Internet website, www.relmada.com. Our website is not a part of this prospectus s and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 19, 2026;

●	Our Current Report on Form 8-K filed with the SEC on March 9, 2026 (other than any portion thereof deemed furnished and not filed); and

●	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 11, 2025; and

●

The description of our common stock contained in our Registration Statement on Form S-3 filed on August 12, 2020, including any amendment or report filed for the purpose of updating such descriptions, including Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any subsequent prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). You may request a copy of these documents at no cost, by writing or calling us at the following address or phone number:

Relmada Therapeutics, Inc.

Chief Financial Officer

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, FL 33134

+1-786-629-1376

33,685,096 Shares of Common Stock

Relmada Therapeutics, Inc.

PROSPECTUS

April 9, 2026